Exhibit 10.77 Brown

Exhibit 10.77

FULL RECOURSE PROMISSORY NOTE

Santa Clara, California

$200,000.00 November 5, 1999

    Obligation. For value received, Beverly Brown (the "Debtor") promises to pay to Exodus Communications, Inc., a Delaware corporation (the "Company"), or order, on or before June 30, 2005, (the "Loan Term") the principal sum of Two Hundred Thousand Dollars ($200,000], together with interest compounded annually on the unpaid principal balance from the date hereof at the rate of 6.08%, which rate is not less than the minimum rate established pursuant to 1274(d) of the Internal Revenue Code of l986, as amended, as of the date hereof; provided, however, that the rate at which interest will accrue on unpaid principal under this Note will not exceed the highest rate permitted by applicable law.

    Default; Acceleration of Obligation. Debtor will be deemed to be in default under this Note and the principal sum of this Note, together with all interest accrued thereon, will immediately become due and payable in full without notice or demand on the part of the Company: (a) upon Debtor's failure to make any payment when due under this Note; (b) in the event Debtor ceases to be employed by the Company for any reason; (c) upon the filing by or against Debtor of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors or (d) upon the execution by Debtor of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of Debtor's assets or property. Debtor's obligation to pay the outstanding principal will be accelerated and due as follows (a) in the event Debtor sells or otherwise receives consideration for the disposition of any stock underlying Debtor's compensatory options to purchase Exodus Common Stock, Debtor shall pay to the company an amount of outstanding principal equal to 25% of the gross profits received for the disposition of such stock within 15 days of such disposition; and (b) in the event Debtor's annual gross compensation exceeds $336,000 in any fiscal year, Debtor shall pay to the company an amount of outstanding principal equal to the annual gross compensation (including bonus) less $336,000 no later than the last day of such fiscal year.

    Remedies On Default. Upon any default of Debtor under this Note, the Company will have the rights and remedies available to it under this Note and may pursue any other legal or equitable remedies that are available to it, and will have full recourse against any real, personal, tangible or intangible assets of the Debtor.

    Prepayment. Prepayment of principal and/or interest due under this Note may be made at any time without penalty. Unless otherwise agreed in writing by the Company, all payments will be made in lawful tender of the United States and will be applied first to the payment of outstanding principal and then to the payment of accrued but unpaid interest.

    Termination. In the event Debtor is involuntarily terminated without cause (as defined in the Executive Employment Policy) at any given time following September 30, 2000 the obligation of Debtor hereunder shall be forgiven in full. At such time that outstanding principal sum is repaid hereunder all interest obligations shall be forgiven

    Governing Law; Waiver. The validity, construction and performance of this Note will be governed by the internal laws of the State of California excluding that body of law pertaining to conflicts of law. Debtor hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

    Attorneys' Fees. If suit is brought for collection of this Note, Debtor agrees to pay all reasonable expenses, including attorneys' fees, incurred by the Company in connection therewith whether or not such suit is prosecuted to judgment.

    IN WITNESS WHEREOF, Debtor has executed this Note as of the day and year first above written.

BORROWER

Beverly A. Brown

______________________________